Exhibit 99

Spirit AeroSystems Holdings, Inc.
3801 S. Oliver
Wichita, KS 67210
www.spiritaero.com

Spirit AeroSystems Holdings, Inc. Reports Third Quarter 2015 Financial Results; Revenues of $1.6 Billion and Adjusted EPS of $0.89
Key Announcements

•	Raising 2015 EPS guidance to a range of $3.80 - $3.95

•	Releasing $189 million of deferred tax valuation allowance

•	Resolution of historical claims resulting in a pretax ($26) million charge; ($0.12) EPS impact

Third Quarter 2015 Consolidated Results

•	Total Revenues of $1.6 billion

•	Reports fully diluted EPS of $2.24, adjusted EPS of $0.89* excluding the impact of deferred tax valuation allowance

•	Free Cash Flow of $139 million*

Wichita, Kan., Oct. 27, 2015 - Spirit AeroSystems Holdings, Inc. [NYSE: SPR] reported third quarter financial results driven by positive operating performance of mature programs. Spirit’s third quarter 2015 revenues were $1.6 billion, down six percent compared to the same period of 2014 primarily due to the Gulfstream wing divestiture and lower revenues recognized on the 787 program.

Table 1. Summary Financial Results (unaudited)
	3rd Quarter			Nine Months
($ in millions, except per share data)	2015	2014	Change	2015	2014	Change
Revenues	$1,594	$1,693	(6%)	$5,035	$5,225	(4%)
Operating Income	$192	$216	(11%)	$657	$627	5%
Operating Income as a % of Revenues	12.0%	12.8%	(80) BPS	13.1%	12.0%	110 BPS
Net Income	$314	$168	87%	$650	$465	40%
Net Income as a % of Revenues	19.7%	9.9%	980 BPS	12.9%	8.9%	400 BPS
Earnings Per Share (Fully Diluted)	$2.24	$1.20	87%	$4.64	$3.27	42%
Fully Diluted Weighted Avg Share Count	140.2	140.0		140.1	142.2
Operating income was $192 million, down from $216 million for the same period in 2014. Net income for the quarter was $314 million, or $2.24 per fully diluted share, compared to net income of $168 million, or $1.20 per fully diluted share, in the same period of 2014. The current quarter includes $1.35 earnings per share for the release of the majority of the deferred tax valuation allowance compared to $0.30 earnings per share for the same period of 2014. (Table 1)
* Non-GAAP financial measure, see Appendix for reconciliation.

“Preparing for production rate increases has been one of our top priorities this year. We are executing to plan on rate increases for the 737, A320, 787 and A350. We are managing the ramp up with great detail to address the full value chain and protect our gains in quality,” said President and Chief Executive Officer Larry Lawson.
“We are confident about the long term outlook for our business and the health of our balance sheet,” Lawson added.
“With regard to capital deployment, in the second quarter we announced a share repurchase program of $350 million. In the third quarter, we repurchased 924,000 shares for $46 million,” Lawson concluded.
In the third quarter the company resolved customer and supplier matters that de-risked our exposure to certain historical claims. While the nature and terms of these resolutions are subject to confidentiality obligations, they collectively resulted in a one-time pretax ($26) million charge, or ($0.12) per share.
Spirit’s backlog remained strong at $46 billion at the end of the third quarter, as a result of continued strong commercial aerospace demand.
Free cash flow was a $139 million* source of cash for the third quarter of 2015, compared to a $75 million* source of cash in the third quarter of 2014, primarily due to an increase in deferred revenue payments and timing of accounts receivable partially offset by an increase in capital expenditures and cash advance repayments. (Table 2)

Table 2. Cash Flow and Liquidity (unaudited)
	3rd Quarter		Nine Months
($ in millions)	2015	2014	2015	2014
Cash Flow from Operations	$240	$119	$969	$328
Purchases of Property, Plant & Equipment	($101)	($44)	($216)	($134)
Free Cash Flow*	$139	$75	$753	$194

Liquidity			October 1, 2015	December 31, 2014
Cash			$1,043	$378
Total Debt			$1,141	$1,154

Cash balances at the end of the third quarter were $1.0 billion, and debt balances were $1.1 billion. The company’s $650 million revolving credit facility was undrawn at the end of the third quarter. The company’s credit rating remained unchanged at the end of the third quarter of 2015.

* Non-GAAP financial measure, see Appendix for reconciliation.

Financial Outlook and Risk to Future Financial Results
Revenue guidance for the full-year 2015 remains unchanged and is expected to be between $6.6 billion and $6.7 billion. Fully diluted earnings guidance per share is increased to be between $3.80 and $3.95 per share, which does not include the year-to-date impact or potential future adjustments to the deferred tax asset valuation allowance. Free cash flow guidance for 2015 remains unchanged and is expected to be between $700 million and $800 million*, which includes higher capital expenditures of $325 million to $375 million compared to 2014. The effective tax rate for 2015 is forecasted to be between 32.0 percent and 33.0 percent, including the expected benefit of the U.S. Research Tax Credit for 2015, and excluding any potential adjustment to the valuation allowance against U.S. net deferred tax assets. (Table 3)
Risks to our financial guidance are described more fully in the Cautionary Statement Regarding Forward-Looking Statements in this release and in the “Risk Factors” section of our filings with the Securities and Exchange Commission.

Table 3. Financial Outlook Updated October 27, 2015	2015 Guidance

Revenues	$6.6 - $6.7 billion
Earnings Per Share (Fully Diluted)	$3.80 - $3.95
Effective Tax Rate**	~32.0% - 33.0%
Free Cash Flow*	$700 - $800 million

** Effective tax rate guidance, among other factors, assumes the benefit attributable to the extension of the U.S. Research Tax Credit and does not assume the year-to-date impact or potential future adjustments to the valuation allowance against the U.S. net deferred tax assets.

* Non-GAAP financial measure, see Appendix for reconciliation.

Segment Results

Fuselage Systems
Fuselage Systems segment revenues in the third quarter of 2015 were $820 million, up from $804 million for the same period last year driven by increased deliveries on the 737 and A350 programs. Operating margin for the third quarter of 2015 was 15.9 percent compared to 17.7 percent during the same period of 2014. In the third quarter of 2015, the segment recorded a pretax ($26) million charge for claims resolution and pretax $8 million in favorable cumulative catch-up adjustments on mature programs. In comparison, the segment recorded pretax $10 million in favorable cumulative catch-up adjustments in the third quarter of 2014.

Propulsion Systems
Propulsion Systems segment revenues in the third quarter of 2015 were $430 million compared to $442 million for the same period last year primarily due to lower non-recurring revenues. Operating margin for the third quarter of 2015 was 22.1 percent compared to 18.5 percent in the third quarter of 2014. In the third quarter of 2015, the segment realized pretax $8 million in favorable cumulative catch-up adjustments on mature programs. In comparison, the segment recorded pretax $8 million in favorable cumulative catch-up adjustments in the third quarter of 2014.

Wing Systems
Wing Systems segment revenues in the third quarter of 2015 were $341 million, down from $446 million for the same period last year primarily due to the Gulfstream wing divestiture. Operating margin for the third quarter of 2015 was 13.4 percent compared to 14.1 percent during the same period of 2014. In the third quarter of 2015, the segment realized pretax $3 million in favorable cumulative catch-up adjustments on mature programs. The segment recorded pretax $15 million in favorable cumulative catch-up adjustments in the third quarter of 2014.

Table 4. Segment Reporting (unaudited)
	3rd Quarter			Nine Months
($ in millions)	2015	2014	Change	2015	2014	Change
Segment Revenues
Fuselage Systems	$819.8	$804.0	2.0%	$2,624.2	$2,567.3	2.2%
Propulsion Systems	429.5	441.8	(2.8%)	1,316.0	1,352.5	(2.7%)
Wing Systems	341.2	446.2	(23.5%)	1,085.4	1,298.7	(16.4%)
All Other	3.1	1.0		8.9	6.3
Total Segment Revenues	$1,593.6	$1,693.0	(5.9%)	$5,034.5	$5,224.8	(3.6%)

Segment Earnings (Loss) from Operations
Fuselage Systems	$130.7	$142.4	(8.2%)	$463.2	$416.6	11.2%
Propulsion Systems	95.1	81.8	16.3%	279.0	248.2	12.4%
Wing Systems	45.6	63.1	(27.7%)	140.9	184.1	(23.5%)
All Other	0.2	(0.3)		1.3	—
Total Segment Operating Earnings	$271.6	$287.0	(5.4%)	$884.4	$848.9	4.2%

Unallocated Expense
Corporate SG&A	($54.5)	($50.0)	9.0%	($159.9)	($164.9)	(3.0%)
Research & Development	(6.5)	(8.7)	(25.3%)	(20.2)	(21.8)	(7.3%)
Cost of Sales	(19.0)	(12.0)	58.3%	(47.1)	(35.3)	33.4%
Total Earnings from Operations	$191.6	$216.3	(11.4%)	$657.2	$626.9	4.8%

Segment Operating Earnings (Loss) as % of Revenues
Fuselage Systems	15.9%	17.7%	(180) BPS	17.7%	16.2%	150 BPS
Propulsion Systems	22.1%	18.5%	360 BPS	21.2%	18.4%	280 BPS
Wing Systems	13.4%	14.1%	(70) BPS	13.0%	14.2%	(120) BPS
All Other	6.5%	(30.0%)		14.6%	0.0%
Total Segment Operating Earnings as % of Revenues	17.0%	17.0%	0 BPS	17.6%	16.2%	140 BPS

Total Operating Earnings as % of Revenues	12.0%	12.8%	(80) BPS	13.1%	12.0%	110 BPS

Contact information:
Investor Relations: Ghassan Awwad (316) 523-7040
Media: Fred Malley (316) 523-1233
On the web: http://www.spiritaero.com

Cautionary Statement Regarding Forward-Looking Statements
This press release contains “forward-looking statements” that may involve many risks and uncertainties. Forward-looking statements reflect our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “should,” “will,” or other similar words, or the negative thereof, unless the context requires otherwise. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. Our actual results may vary materially from those anticipated in forward-looking statements. We caution investors not to place undue reliance on any forward-looking statements. Important factors that could cause actual results to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating our outlook include, but are not limited to, the following: 1) our ability to continue to grow our business and execute our growth strategy, including the timing, execution, and profitability of new and maturing programs; 2) our ability to perform our obligations and manage costs related to our new and maturing commercial, business aircraft and military development programs and the related recurring production; 3) margin pressures and the potential for additional forward losses on new and maturing programs; 4) our ability to accommodate, and the cost of accommodating, announced increases in the build rates of certain aircraft; 5) the effect on aircraft demand and build rates of changing customer preferences for business aircraft, including the effect of global economic conditions on the business aircraft market and expanding conflicts or political unrest in the Middle East or Asia; 6) customer cancellations or deferrals as a result of global economic uncertainty; 7) the effect of economic conditions in the industries and markets in which we operate in the U.S. and globally and any changes therein, including fluctuations in foreign currency exchange rates; 8) the success and timely execution of key milestones such as receipt of necessary regulatory approvals and customer adherence to their announced schedules; 9) our ability to successfully negotiate future pricing under our supply agreements with Boeing, Airbus and our other customers; 10) our ability to enter into profitable supply arrangements with additional customers; 11) the ability of all parties to satisfy their performance requirements under existing supply contracts with Boeing and Airbus, our two major customers, and other customers and the risk of nonpayment by such customers; 12) any adverse impact on Boeing’s and Airbus’ production of aircraft resulting from cancellations, deferrals or reduced orders by their customers or from labor disputes or acts of terrorism; 13) any adverse impact on the demand for air travel or our operations from the outbreak of diseases or epidemic or pandemic outbreaks; 14) our ability to avoid or recover from cyber-based or other security attacks, information technology failures or other disruptions; 15) returns on pension plan assets and the impact of future discount rate changes on pension obligations; 16) our ability to borrow additional funds or refinance debt; 17) competition from commercial aerospace original equipment manufacturers and other aerostructures suppliers; 18) the effect of governmental laws, such as U.S. export control laws and U.S. and foreign anti-bribery laws such as the Foreign Corrupt Practices Act and the United Kingdom Bribery Act, and environmental laws and agency regulations, both in the U.S. and abroad; 19) any reduction in our credit ratings; 20) our dependence on our suppliers, as well as the cost and availability of raw materials and purchased components; 21) our ability to recruit and retain highly-skilled employees and our relationships with the unions representing many of our employees; 22) spending by the U.S. and other governments on defense; 23) the possibility that our cash flows and borrowing facilities may not be adequate for our additional capital needs or for payment of interest on and principal of our indebtedness; 24) our exposure under our existing senior secured revolving credit facility to higher interest payments should interest rates increase substantially; 25) the effectiveness of any interest rate hedging programs; 26) the effectiveness of our internal control over financial reporting; 27) the outcome or impact of ongoing or future litigation, claims and regulatory actions; and 28) exposure to potential product liability and warranty claims. These factors are not exhaustive and it is not possible for us to predict all factors that could cause actual results to differ materially from those reflected in our forward-looking statements. These factors speak only as of the date hereof, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. Except to the extent required by law, we undertake no obligation to, and expressly disclaim any obligation to, publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Spirit Shipset Deliveries
(one shipset equals one aircraft)

	3rd Quarter		Nine Months
	2015	2014	2015	2014
B737	127	124	389	379
B747	4	5	12	14
B767	3	4	13	10
B777	27	25	78	77
B787	31	26	97	90
Total	192	184	589	570

A320 Family	115	132	370	381
A330/340	17	27	63	87
A350	8	4	23	11
A380	6	8	18	22
Total	146	171	474	501

Business/Regional Jet	9	37	42	105

Total Spirit	347	392	1,105	1,176

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	October 1, 2015	October 2, 2014	October 1, 2015	October 2, 2014
	($ in millions, except per share data)
Net revenues	$1,593.6	$1,693.0	$5,034.5	$5,224.8
Operating costs and expenses:
Cost of sales	1,341.0	1,418.0	4,197.2	4,411.2
Selling, general and administrative	54.5	50.0	159.9	164.9
Research and development	6.5	8.7	20.2	21.8
Total operating costs and expenses	1,402.0	1,476.7	4,377.3	4,597.9
Operating income	191.6	216.3	657.2	626.9
Interest expense and financing fee amortization	(11.7)	(16.0)	(41.7)	(72.2)
Other expense, net	(2.5)	(8.4)	(0.8)	(1.2)
Income before income taxes and equity in net income of affiliate	177.4	191.9	614.7	553.5
Income tax benefit (provision)	135.9	(23.9)	34.8	(88.9)
Income before equity in net income of affiliate	313.3	168.0	649.5	464.6
Equity in net income of affiliate	0.3	—	0.9	0.4
Net income	$313.6	$168.0	$650.4	$465.0

Earnings per share
Basic	$2.25	$1.21	$4.67	$3.30
Shares	139.3	138.6	139.1	140.4

Diluted	$2.24	$1.20	$4.64	$3.27
Shares	140.2	140.0	140.1	142.2

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	October 1, 2015	December 31, 2014
	($ in millions)
Current assets
Cash and cash equivalents	$1,042.7	$377.9
Accounts receivable, net	575.8	605.6
Inventory, net	1,791.5	1,753.0
Deferred tax asset - current	80.6	53.2
Other current assets	98.7	262.4
Total current assets	3,589.3	3,052.1
Property, plant and equipment, net	1,874.9	1,783.6
Pension assets	223.1	203.4
Other assets	250.4	123.6
Total assets	$5,937.7	$5,162.7
Current liabilities
Accounts payable	$677.0	$611.2
Accrued expenses	276.8	329.1
Profit sharing	62.9	111.8
Current portion of long-term debt	35.7	9.4
Advance payments, short-term	172.2	118.6
Deferred revenue, short-term	196.2	23.4
Deferred grant income liability - current	11.5	10.2
Other current liabilities	71.7	45.1
Total current liabilities	1,504.0	1,258.8
Long-term debt	1,105.0	1,144.1
Advance payments, long-term	551.8	680.4
Pension/OPEB obligation	76.4	73.0
Deferred revenue and other deferred credits	142.8	27.5
Deferred grant income liability - non-current	86.3	96.1
Other liabilities	247.0	260.8
Equity
Preferred stock, par value $0.01, 10,000,000 shares authorized, no shares issued	—	—
Common stock, Class A par value $0.01, 200,000,000 shares authorized, 140,383,915 and 141,084,378 shares issued, respectively	1.4	1.4
Common stock, Class B par value $0.01, 150,000,000 shares authorized, 121 and 4,745 shares issued, respectively	—	—
Additional paid-in capital	1,044.5	1,035.6
Accumulated other comprehensive loss	(164.8)	(153.8)
Retained earnings	1,517.9	867.5
Treasury stock, at cost (4,924,000 and 4,000,000 shares, respectively)	(175.1)	(129.2)
Total shareholders’ equity	2,223.9	1,621.5
Noncontrolling interest	0.5	0.5
Total equity	2,224.4	1,622.0
Total liabilities and equity	$5,937.7	$5,162.7

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	For the Nine Months Ended
	October 1, 2015	October 2, 2014
	($ in millions)
Operating activities
Net income	$650.4	$465.0
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation expense	133.4	126.3
Amortization expense	0.6	5.7
Amortization of deferred financing fees	6.0	21.0
Accretion of customer supply agreement	1.6	0.8
Employee stock compensation expense	19.0	12.7
Excess tax benefits from share-based payment arrangements	(10.7)	(2.4)
Loss from interest rate swaps	—	0.1
Loss (gain) from hedge contracts	1.6	(1.4)
Loss from foreign currency transactions	6.3	4.3
Loss on disposition of assets	3.0	0.3
Deferred taxes	(200.7)	2.1
Long-term tax provision	—	(1.2)
Pension and other post-retirement benefits, net	(19.7)	(19.2)
Grant income	(7.5)	(6.3)
Equity in net income of affiliate	(0.9)	(0.4)
Changes in assets and liabilities
Accounts receivable, net	24.4	(264.2)
Inventory, net	(53.9)	(122.5)
Accounts payable and accrued liabilities	11.2	21.6
Profit sharing/deferred compensation	(48.8)	39.7
Advance payments	(75.0)	(46.0)
Income taxes receivable/payable	179.6	37.2
Deferred revenue and other deferred credits	290.3	0.9
Other	59.2	54.2
Net cash provided by operating activities	$969.4	$328.3
Investing activities
Purchase of property, plant and equipment	(216.5)	(134.0)
Proceeds from sale of assets	1.8	0.4
Net cash used in investing activities	($214.7)	($133.6)
Financing activities
Proceeds from issuance of debt	535.0	—
Proceeds from issuance of bonds	—	300.0
Principal payments of debt	(29.2)	(14.6)
Payments on term loan	(534.9)	—
Payments on bonds	—	(300.0)
Taxes paid related to net share settlement awards	(20.7)	—
Excess tax benefit from share-based payment arrangements	10.7	2.4
Debt issuance and financing costs	(4.7)	(20.8)
Purchase of treasury stock	(45.9)	(129.2)
Net cash used in financing activities	($89.7)	($162.2)
Effect of exchange rate changes on cash and cash equivalents	(0.2)	(0.4)
Net increase in cash and cash equivalents for the period	$664.8	$32.1
Cash and cash equivalents, beginning of the period	377.9	420.7
Cash and cash equivalents, end of the period	$1,042.7	$452.8

Appendix

Management believes that the non-GAAP (Generally Accepted Accounting Principles) measures (indicated by *) used in this report provide investors with important perspectives into the company’s ongoing business performance. The company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measure. Other companies may define the measure differently.

Adjusted EPS

	3rd Quarter				Nine Months
	2015		2014		2015		2014
GAAP Diluted Earnings Per Share	$2.24		$1.20		$4.64		$3.27
Impact of Partial Release of Deferred Tax Asset Valuation Allowance	(1.35)	a	(0.30)	b	(1.67)	c	(0.55)	d
Adjusted Diluted Earnings Per Share	$0.89		$0.90		$2.97		$2.72

Diluted Shares	140.2		140.0		140.1		142.2

a Represents the net earnings per share impact of deferred tax asset valuation allowance of $189.4 million.

b Represents the net earnings per share impact of deferred tax asset valuation allowance of $42.2 million.

c Represents the net earnings per share impact of deferred tax asset valuation allowance of $233.5 million.

d Represents the net earnings per share impact of deferred tax asset valuation allowance of $77.9 million.

Free Cash Flow
($ in millions)

	3rd Quarter		Nine Months		Guidance
	2015	2014	2015	2014	2015
Cash Provided by Operating Activities	$240	$119	$969	$328	$1,025 - $1,175
Capital Expenditures	(101)	(44)	(216)	(134)	(325 - 375)
Free Cash Flow	$139	$75	$753	$194	$700 - $800